Colorado Secretary of State
Date and Time: 06/19/2008 02:06 PM
Id Number: 200881331323
Document number: 200881331323


                            Articles of Incorporation
             filed pursuant to Section.7-90-30 1, et seq. and Section.7-102-102 of the Colorado Revised Statutes (C.R.S)


1. Entity name:                        International Paintball Association, Inc.

2. Use of Restricted Words:                None

3. Principal office street address:        7609 Ralston Road

                                           Arvada, CO 80002

                                           United States

4. Principal office mailing address:       Same as above


5. Registered agent:                       Littman, Michael


6. The person appointed as registered agent in the document has consented to being so appointed.

7. Registered agent street address:        7609 Ralston Road

                                           Arvada, CO 80002

8. Registered agent mailing address:
   (LEAVE BLANK if same as above)

9. If the corporation's period of duration is less than perpetual, state the date on which the period of duration expires:

10.(OPTIONAL) Delayed effective date:

11.Name(s) and address(es) of incorporator(s): (if an individual)

                                            Littman, Michael

                                            7609 Ralston Road

                                            Arvada, CO 80002

12. The corporation is authorized to issue 100,000,000 shares of common stock.

13. Additional information may be included pursuant to Section 7-102-102, C.R.S. and other organic statutes such as title 12, C.R.S. If applicable, mark this box__and include an attachment stating the additional information.


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14.  Name(s) and  address(es)  of the  individual(s)  causing the document to be delivered for filing:

                                            Littman, Michael

                                            7609 Ralston Road

                                            Arvada, CO 80002




SHAREHOLDER ACTION BY WRITTEN CONSENT "Any action required or permitted by Colorado Revised Statutes to be taken at a shareholder meeting may be taken without a meeting, if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing. Effectiveness of such action shall be as provided in Colorado Revised Statutes except when the requirements of
Section 14 of the Securities Exchange Act of 1934 specify otherwise. Record date for determining shareholders entitled to take action, or entitled to be given notice under CRS 7-107-104 (as it may be amended) is the date the corporation first receives a writing upon which the action is taken pursuant to written consent of a majority of shareholders."


10,000,000 Preferred Shares shall be authorized and will be issued in such classes and series as may be here determined by the Board of Directors.